Exhibit 11
CERTIFICATE OF ELIMINATION OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
NCI BUILDING SYSTEMS, INC.
Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware
          NCI Building Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
          1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of six hundred thousand (600,000) shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 28, 1998, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.
          2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.
          3. That the Board of Directors of the Company has adopted the following resolutions:
     WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on July 28, 1998, the Company authorized the issuance of a series of six hundred thousand (600,000) shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and
     WHEREAS, as of the date hereof, no shares of the Preferred Stock have been, or will be, issued subject to said Certificate of Designations; and

     WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
     NOW, THEREFORE, BE IT AND IT HEREBY IS
     RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and it is further
     RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
          4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 20th day of October, 2009.

NCI BUILDING SYSTEMS, INC.
/s/ Mark E. Johnson
Mark E. Johnson
Executive Vice President, Chief Financial Officer and Treasurer